Exhibit 99

                     March 25, 2020

Dominion Energy Will Hold Virtual Annual Meeting in 2020

RICHMOND, Va. – As previously disclosed, Dominion Energy, Inc. (NYSE: D), will hold its annual meeting of shareholders on Wednesday, May 6, 2020, at 9:30 a.m. ET.

In light of the ongoing coronavirus pandemic and taking into account the guidance and protocols issued by public health authorities and federal, state and local governments, this year’s annual meeting will be held virtually at the same date and time, via the Internet, with no physical, in-person meeting.

Shareholders of record as of the close of business Feb. 28, 2020, may attend the meeting virtually by visiting www.virtualshareholdermeeting.com/D2020. Technical assistance will be available during registration and during the annual meeting for shareholders or their proxies at the following phone number: 1-800-586-1548 (U.S.) or 303-562-9288 (International).

Information regarding voting and accessing the virtual annual meeting, as well as how to ask questions at the meeting may be found in Dominion Energy’s Proxy Statement that has been filed with the U.S. Securities and Exchange Commission.

More than 7 million customers in 20 states energize their homes and businesses with electricity or natural gas from Dominion Energy, headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and is one of the nation's largest producers and transporters of energy with more than $100 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution and import/export services. The company is committed to achieving net zero carbon dioxide and methane emissions from its power generation and gas infrastructure operations by 2050. Please visit DominionEnergy.com to learn more.

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CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com

                  Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com